UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2004 (October 5, 2004)

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(201) 261-8797

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Stock Purchase Agreement

On October 5, 2004, Wireless Telecom Group, Inc., a New Jersey corporation (“WTT”), entered into a stock purchase agreement (the “Purchase Agreement”) with Willtek Communications GmbH, a limited liability corporation organized under the laws of Germany (“Willtek”), Damany Holding GmbH, a limited liability corporation organized under the laws of Germany and the owner of approximately 20% of Willtek’s outstanding capital stock (“Damany”), and Investcorp Technology Ventures LP, a limited partnership organized under the laws of the Cayman Islands and the owner of approximately 80% of Willtek’s outstanding capital stock (“Investcorp”, together with Damany, the “Willtek Shareholders”), pursuant to which WTT has agreed to acquire all of the outstanding capital stock of Willtek from the Willtek Shareholders. As a result of the proposed acquisition, Willtek will become a wholly-owned subsidiary of WTT. Willtek, based in Ismaning, Germany, is a leading provider of solutions that enable manufacturers and operators of wireless communications devices to test mobile phones, air interface, and base stations of cellular networks. Willtek’s product range includes high-speed, state-of-the-art test and measurement solutions for handsets and wireless devices, as well as for radio frequencies and network testing tasks.

Under the terms of the Purchase Agreement, WTT will purchase all of the outstanding capital stock of Willtek in exchange for an aggregate purchase price of $7,000,000 in cash and 8,000,000 shares of WTT common stock, par value $0.01 per share (the “Purchase Price”), 1,000,000 of which shares will be deposited into an escrow account at the closing of the acquisition for a period of one year to secure the indemnification obligations of the Willtek Shareholders under the Purchase Agreement, and the assumption of certain existing liabilities and obligations valued at $4.8 million. Based on the $2.40 closing price per share of WTT common stock on October 4, 2004 on the American Stock Exchange, the value of the Purchase Price for the proposed acquisition is approximately $26.2 million. The Purchase Agreement does not provide for an adjustment in the number of shares of WTT common stock to be issued to the Willtek Shareholders in the acquisition in the event of a fluctuation in the market value of WTT common stock. Giving effect to the proposed acquisition, the Willtek Shareholders would own approximately 32% of the outstanding shares of WTT common stock.

The proposed transaction has been unanimously approved by WTT’s board of directors. WTT’s board of directors received an opinion, dated September 27, 2004, from Capitalink, L.C. that as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Purchase Price is fair, from a financial point of view, to WTT’s shareholders.

The Purchase Agreement contains customary representations, warranties, covenants and agreements of the parties thereto, and completion of the transaction is subject to approval of WTT’s shareholders at a special meeting of shareholders to be announced at a later date, as well as other customary closing conditions, including, among others: the execution of certain ancillary agreements; all required consents and approvals necessary to consummate the proposed acquisition having been obtained; no statute, judgment, injunction, order or decree prohibiting the consummation of the proposed acquisition being in effect; the absence of any material adverse effect on either WTT or Willtek; and the appointment of three director designees of the Willtek Shareholders to WTT’s board and certain officer designees of the Willtek Shareholders as officers of WTT, including Cyrille Damany, the current Chief Executive Officer of Willtek, as the new Chief Executive Officer of WTT. Upon the closing of the acquisition, the board of directors of WTT will consist of seven directors, four of which will be existing directors of WTT and three of which will be designated by the Willtek Shareholders. Assuming the satisfaction or, where permissible, waiver of such closing conditions, WTT expects to close the transaction by no later than March 31, 2005.

Under the terms of the Purchase Agreement and as a condition to consummating the proposed acquisition, WTT and the Willtek Shareholders will enter into a shareholders’ agreement at the closing of the acquisition. The shareholders’ agreement will provide that Investcorp will be entitled to designate up to two individuals and Damany will be entitled to designate one individual for nomination by WTT’s board for election as directors of WTT, so long as Investcorp’s and Damany’s respective ownership levels exceed certain predefined percentage thresholds of WTT’s issued and outstanding common stock. The shareholders’ agreement will further provide certain restrictions on the transfer of the WTT shares issued to the Willtek Shareholders in the acquisition, and certain registration rights covering such shares, which will be exercisable for a certain period of time commencing on the six-month anniversary of the closing date.

The Purchase Agreement is subject to termination prior to the closing: (i) by the mutual written consent of WTT and the Willtek Shareholders; (ii) by either WTT or the Willtek Shareholders if: (A) the proposed transaction has not been consummated at or prior to March 31, 2005, (B) the approval of WTT’s shareholders shall not have been obtained within 60 days after the mailing of definitive proxy materials to WTT’s shareholders, or (C) if an order, decree, statute, law, ordinance, rule or regulation issued by any court or governmental entity having the effect of preventing the consummation of the proposed transaction shall be in effect and shall have become final and non-appealable; (iii) by WTT, if any of the closing conditions to its obligations under the Purchase Agreement shall have become incapable of fulfillment, and shall not have been waived by WTT; (iv) by WTT, if, notwithstanding any disclosure made by the Willtek Shareholders to WTT, any change, event or development or series of changes, events or developments arising from or relating to certain intellectual property-related matters set forth in the Purchase Agreement, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Willtek; (v) by the Willtek Shareholders, if they would be required to indemnify WTT for certain intellectual property-related matters set forth in the Purchase Agreement in an amount in excess of $5.0 million; or (vi) by the Willtek Shareholders, if any of the closing conditions to their obligations under the Purchase Agreement shall have become incapable of fulfillment, and shall not have been waived by the Willtek Shareholders.

The issuance of WTT common stock to the Willtek Shareholders pursuant to the Purchase Agreement will be made in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Such shares of WTT common stock will be issued subject to certain restrictions on transfer that will be set forth in the shareholders’ agreement; and the certificates representing those securities will contain an appropriate legend stating that they have not been registered under the Securities Act and may not be offered or sold absent registration under the Securities Act or pursuant to an exemption therefrom.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Purchase Agreement, and is subject to and qualified in its entirety by reference to the Purchase Agreement attached hereto as Exhibit 2.1.

The Loan Agreement

In connection with the transactions contemplated by the Purchase Agreement, for the purpose of refinancing all outstanding indebtedness of Willtek to Investcorp under an existing loan agreement, WTT has entered into a new loan agreement dated October 5, 2004 (the “Loan Agreement”) with Investcorp and Willtek pursuant to which Investcorp will make available to Willtek the principal amount of up to $4,798,481, together with the interest accrued under the existing loan agreement, dated March 12, 2003, between Willtek and Investcorp for the period between September 30, 2004 and the closing of the proposed acquisition (in the aggregate, the “Principal”). The Loan Agreement will not become effective until the closing date of the proposed acquisition of Willtek, at which time the full amount of the Principal will be made available by Investcorp to Willtek.

The Principal will bear interest at the rate of 8% per annum accruing at the end of each calendar quarter. The loan is repayable in installments of $1,000,000 to take place on March 31, 2006, December 31, 2006, June 30, 2007 and December 31, 2007, with the final payment of all outstanding amounts on June 30, 2008. Investcorp may terminate the loan under certain circumstances, which include, among others, upon the occurrence of an event of default as defined in the Loan Agreement, including (1) Willtek’s failure to make any payment of principal or interest when due, (2) Willtek’s merger, acquisition, sale of voting control, sale of substantially all of its assets or the sale of new shares of WTT, in which the Willtek Shareholders have voted against such transaction, (3) the initiation of a bankruptcy, insolvency or similar proceeding against Willtek or WTT or (4) a default by Willtek or WTT under its existing bank arrangements.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the Loan Agreement, and is subject to and qualified in its entirety by reference to the Loan Agreement attached hereto as Exhibit 10.1.

Relationship between the Parties

There are no material relationships between any of Willtek, Damany or Investcorp on the one hand, and WTT or any of its affiliates, any director or officer of WTT, or any associate of any such director or officer, on the other hand, other than with respect to the Purchase Agreement and the ancillary agreements referred to therein.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed transaction, WTT will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange

Commission. Investors and security holders are urged to read the proxy statement and any other relevant documents filed with the Securities and Exchange Commission when they become available because they will contain important information about the proposed transaction. Investors and security holders can obtain a free copy of the proxy statement (when available) and other documents filed by WTT with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by WTT with the Securities and Exchange Commission may also be obtained from WTT by directing a request to Investor Relations, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, NJ 07054 (Telephone: (201) 261-8797).

WTT and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from WTT’s shareholders in favor of the proposed acquisition. Information regarding the identity of these persons is set forth in a Schedule 14A filed by WTT with the Securities and Exchange Commission on April 26, 2004 relating to WTT’s 2004 annual meeting of shareholders and a Form 10-K filed by WTT with the Securities and Exchange Commission on March 30, 2004, both of which are available free of charge from the Securities and Exchange Commission or from WTT, as indicated above. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed acquisition that will be filed by WTT with the Securities and Exchange Commission, which will be available free of charge from the Securities and Exchange Commission or from WTT, as indicated above.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein in this Item 3.02 by this reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated October 5, 2004, among Wireless Telecom Group, Inc. and Willtek Communications GmbH, Damany Holding GmbH and Investcorp Technology Ventures LP.

10.1	Loan Agreement, dated October 5, 2004, among Willtek Communications GmbH, Investcorp Technology Ventures LP and Wireless Telecom Group, Inc.

99.1*	Press Release of Wireless Telecom Group, Inc., dated October 5, 2004.

*	Incorporated by reference to WTT’s Schedule 14A filed with the Securities and Exchange Commission on October 5, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: October 6, 2004	By:	/s/ Paul Genova
Paul Genova
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated October 5, 2004, among Wireless Telecom Group, Inc. and Willtek Communications GmbH, Damany Holding GmbH and Investcorp Technology Ventures LP.

10.1	Loan Agreement, dated October 5, 2004, among Willtek Communications GmbH, Investcorp Technology Ventures LP and Wireless Telecom Group, Inc.

99.1*	Press Release of Wireless Telecom Group, Inc., dated October 5, 2004.

*	Incorporated by reference to WTT’s Schedule 14A filed with the Securities and Exchange Commission on October 5, 2004.